EXHIBIT 15

October 31, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated October 31, 2008 on our review of interim financial information of Barnes Group Inc. for the three- and nine-month periods ended September 30, 2008 and September 30, 2007 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-104242) and Form S-8 (Nos. 2-56437, 2-91285, 033-20932, 033-91758, 033-27339, 333-41398, 333-57658, 033-30229, 333-88518, 333-112869, 333-115333, 333-133597, 333-140922, 333-150741 and 333-154701).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP